Exhibit (a)(3)

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT TO

CERTIFICATE OF TRUST

Pursuant to Title 12, Section 3810(b) of the Delaware Statutory Trust Act, the undersigned Trust executed the following Certificate of Amendment:

1.	Name of Statutory Trust: PIMCO Equity Variable Insurance Trust

2.	The Certificate of Amendment to the Certificate of Trust is hereby amended as follows:

The name of the Trust is PIMCO Equity Series VIT.

                [set forth amendment(s)]

3.	(Please complete with either upon filing or it may be a future effective date that is within 90 days of the file date) This Certificate of Amendments shall be effective upon filing.

IN WITNESS WHEREOF, the undersigned have executed this Certificate on the 18th day of February, 2010 A.D.

By:	/s/ Brent R. Harris
Trustee
Name:	Brent R. Harris
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